Exhibit 77Q1 A
ARTICLES SUPPLEMENTARY
OF
CREDIT SUISSE INSTITUTIONAL MONEY MARKET FUND, INC.
CREDIT SUISSE INSTITUTIONAL MONEY MARKET FUND, INC.
(the "Corporation"), a Maryland corporation with its
principal office in the State of Maryland in Baltimore,
Maryland, DOES HEREBY CERTIFY:
1.	The Fund is registered as an open-end company
under the Investment Company Act of 1940.
2.	The Board of Directors of the Corporation has
increased the number of authorized shares of capital stock
of the Fund by thirty billion (30,000,000,000) shares, par
value $.001 per share with an aggregate par value of thirty
million dollars ($30,000,000), to fifty-five billion
(55,000,000,000) shares with an aggregate par value of
fifty-five million dollars ($55,000,000).
THIRD:  The additional thirty billion (30,000,000,000)
authorized but unissued shares resulting from the foregoing
increase have been classified by the Board of Directors of
the Corporation as Prime Portfolio Class A Shares.
FOURTH:  The total number of shares of capital stock of all
classes that the Corporation has authority to issue,
immediately prior to the foregoing increase is twenty-five
billion (25,000,000,000) shares, par value $.001 per share,
having an aggregate par value of nine million dollars
($25,000,000).  The numbers of shares of each class are as
follows:
Number of shares	Designation
20,000,000,000		Prime Portfolio Class A Shares
1,000,000,000	        Prime Portfolio Class B Shares
1,000,000,000		Prime Portfolio Class C Shares
1,000,000,000		Government Portfolio Class A Shares
1,000,000,000		Government Portfolio Class B Shares
1,000,000,000		Government Portfolio Class C Shares
FIFTH: The total number of shares of capital stock of all classes that the Corporation has authority to issue, as increased, is fifty-five billion (55,000,000,000) shares, par value $.001 per share, having an aggregate par value of fifty-five million dollars ($55,000,000). The numbers of shares of each class are as follows:


Number of shares	Designation
50,000,000,000		Prime Portfolio Class A Shares
1,000,000,000		Prime Portfolio Class B Shares
1,000,000,000		Prime Portfolio Class C Shares
1,000,000,000		Government Portfolio Class A Shares
1,000,000,000		Government Portfolio Class B Shares
1,000,000,000		Government Portfolio Class C Shares
SIXTH:   Each Class A Share of the Prime Portfolio
classified herein will have the preferences, conversion and
other rights, voting powers, restrictions, limitations as
to dividends, qualifications and terms and conditions of
redemption as set forth in the Charter of the Corporation
with respect to the Class A Shares of the Prime Portfolio.
SEVENTH: The Board of Directors of the Corporation has
increased the total number of authorized shares of capital
stock that the Fund has authority to issue in accordance
with Section 2-105(c) of the Maryland General Corporation
Law and has classified the additional shares as Class A
Shares of the Prime Portfolio under the authority contained
in Article V, Section (I)(B) of the Charter.
IN WITNESS WHEREOF, the undersigned have executed these
Articles Supplementary on behalf of Credit Suisse
Institutional Money Market Fund, Inc. and acknowledge that
it is the act and deed of the Corporation and state, under
penalty of perjury, to the best of the knowledge,
information and belief of each of them, that the matters
contained herein with respect to the approval thereof are
true in all material respects.
Dated: December 28, 2006
CREDIT SUISSE INSTITUTIONAL MONEY MARKET FUND, INC.
	By:	/s/J. Kevin Gao
Name:	J. Kevin Gao
Title:	Vice President
WITNESS:
/s/Karen Regan
Name:  Karen Regan
Title:     Assistant Secretary